FIRST AMENDMENT
TO ASSET PURCHASE AGREEMENT
BETWEEN
VERISIGN, INC. AND
CYBERCASH, INC.
DATED APRIL 17, 2001

            THIS AMENDMENT TO THE ASSET PURCHASE AGREEMENT made this 4th day of May, 2001, by and between VERISIGN, INC., a Delaware corporation (“Buyer”) and CYBERCASH, INC., a Delaware corporation (“Seller”). This Amendment is an integral part of the APA (as defined below) between Buyer and Seller dated April 17, 2001 and, except as otherwise set for herein, is subject to all terms and conditions specified therein.

W I T N E S S E T H:

            WHEREAS, Buyer and Seller entered into a certain Asset Purchase Agreement dated April 17, 2001 (the “APA”) for the sale by Seller and purchase by Buyer of certain Acquired Assets, Acquired Contracts, Acquired Leases and Acquired Subsidiaries (as defined in the APA), free and clear of liens and encumbrances pursuant to a Sale Order to be entered under § 363 of the Bankruptcy Code in Seller’s pending Chapter 11 bankruptcy proceeding in the United States Bankruptcy Court for the District of Delaware, Case Numbers 01-00622 (MFW) through 01-00624 (MFW); and

            WHEREAS, Buyer has previously filed in Seller’s bankruptcy proceeding its Notice of Partial Assignment of Rights and Obligations of Buyer under the APA pursuant to which Buyer assigned to FIRST DATA MERCHANT SERVICES CORPORATION, a Florida corporation. (“FDMS’”) all of the rights and obligations under the APA with respect to the Software Business’, which assignment was approved by the Bankruptcy Court; and

            WHEREAS, at the hearing before the Bankruptcy Court on approval of the APA, certain corrections, clarifications and modifications to the APA were read into the record and approved by all parties and the Court; and

            WHEREAS, the Order approving the sale under the APA entered by the Bankruptcy Court authorized the Seller and Buyer to amend the Agreement with respect to non-material changes; and

            WHEREAS, the parties desire to modify the Agreement to reflect the changes approved by the parties on the record and by the Court at the hearings on April 17, 2001, and May 3, 2001, and to make certain other non-material changes consistent with the terms of the APA.

            NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained hereinafter, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.	Section 2(b)(v) of the Disclosure letter is amended to delete “The Agile Wallet Services Agreement dated July 31, 1999” as an Excluded Contract.

2.	Section 2(b)(x) of the Disclosure Letter appended to the APA is modified to include as an Excluded Asset the capital stock or other equity securities of x.Com Corporation and the domain name registration “cych.com”; and is further amended to delete “All InstaBuy and CyberCoin services” as an Excluded Asset.

3.	Section 5(h) of the Disclosure Letter is amended to delete the reference to the Subsublease dated August 24, 2000 between Myturn.com, Inc. and CyberCash.

4.	Section 5(l) of the Disclosure Letter is amended to include the Intellectual Property set forth in the Bills of Sale dated May 4, 2001 issued by CyberCash to each of FDMS and the Buyer.

5.	Section 5(g) of the Disclosure Letter is modified to add as an Assumed Contract, the Joint Venture Agreement dated April 24, 1997 (the “JV Agreement”) between Seller, CyberCash Japan B.V. and SoftBank Corporation with respect to CyberCash KK, subject to the following modifications:

a.	The provisions of paragraph 3.03 of the JV Agreement with respect to the right of Seller to elect directors of CyberCash KK shall be retained by Seller as the shareholder of CyberCash KK.

b.	The Software Purchase and Development Agreement (the “SPSD Agreement”) referred to in paragraph 3.01 and the provisions of paragraph 3.01 are terminated and Buyer will assume no obligation with respect to same, except any software or IP developed for CyberCash KK pursuant to the SPSD Agreement or the JV Agreement will be assigned to CyberCash KK, if it has not already been assigned.

c.	The provisions of paragraph 5.03 of the JV Agreement are terminated and shall have no further force or effect.

d.	Upon assignment of the JV Agreement, Buyer will enter into a Service Agreement with CyberCash KK for a period of one (1) year in accordance with the terms of the Service Agreement attached hereto as Exhibit 1.

6.	Paragraph 1(a) of the APA is amended as follows:

The definition of “Payment Services Businesses” shall be amended in its entirety to state:

“Payment Services Businesses” means Seller’s worldwide operating business which consists of the development and/or distribution of transaction processing services over the internet, for business-to-business applications and/or business-to-consumer applications, including, but not limited to, the CyberCash Payment System and Server, the InstaBuy business, the Agile Wallet business and the CyberCoin business.

7.	The definition of “Intellectual Property” is amended in its entirety to state:

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all U.S. and foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, divisions, substitutions, extensions, and reexaminations thereof; (b) all U.S. and foreign, registered and unregistered trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all computer software programs, all copyrightable works, all U.S. and foreign copyrights, whether registered or unregistered and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information whether patentable or unpatentable (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including, without limitation, all object code, source code applications, operating systems, computer languages, utilities, tools, outputs, data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium) with respect to Seller in the Business.

8.	Paragraph 2(a)(viii) is amended in its entirety to state:

“(viii) all rights of Seller to any domain name registration anywhere in the world (without any representation as to Seller’s legal right thereto), including, but not limited to agilewallet.com, checkbook.com, cybercash.com, cybercash.net, cybercashstore.com, cybercoin.com, cybercoins.com, instabuy.com, instabuy.net, mybillfold.com, mycheckbook.com, myinstabuy.com, mypurse.com, mywallet.com, setwallet.com, cybercash2000.com, cybercashabc.com, and 100yen.com, and specifically excluding cych.com.

9.	Paragraph 3(a) of the APA is amended by deleting the $20,400,000.00 Preliminary Purchase Price and $21,900,000.00 is substituted thereof.

10.	Paragraph 4(b) of the APA is amended by adding the following additional “Seller’s Closing Documents” to be delivered at Closing:

“(xi)	All Intellectual Property and Licensing Rights required to provide Gateway Services to CyberCash KK under the Service Agreement (Exhibit 1) to be executed at Closing.

(xii)	Evidence of the curing (or provision for the curing) of all pre-assignment obligations of Seller under the Assumed Contracts and Assumed Leases.”

11.	This Amendment, together with the APA, constitutes the entire understanding and agreement between Buyer and Seller with respect to the transactions contemplated. In the event of a conflict between this Amendment and the APA, the terms and conditions of this Amendment shall govern.

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{Signature on following page}

           IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have duly executed this Amendment as of day and year first written above.

CYBERCASH, INC.

By: /s/ John H. Karnes Name: John H. Karnes Title: EVP & CEO

VERISIGN, INC.

By: /s/ James M. Ulam Name: James M. Ulam Title: VP, General Counsel